Exhibit 10.1

Termination of Coking Operation Lease and New Lease on Land

Party A: Pingdingshan Hongfeng Coal Processing and Coking Ltd.

Party B: Henan Province Pingdingshan Hongli Coal & Coking Co., Ltd.

On November 30, 2015, both parties, under friendly consolations, agreed to terminate the previously entered Lease Production Agreement regarding Pingdingshan Hongyetai Industry and Trade Co., Ltd. (“Hongyetai”), which was entrusted by Party A. The original termination date was April of 2016.

Any terms in the previous agreement are considered terminated. The following agreement is entered for the purpose of leasing the lot in the Hongyetai factory for aboveground coke gasification project:

1. Both parties agree to terminate the agreement regarding the leasing of No. 1 coke oven on the day of November 30 of 2015. The agreement ceases to have any effect starting the date aforesaid.

2. Party B shall lease the lot to the north of the Hongyetai factory which the aboveground coke gasification facilities locate to produce syngas. The lot covers an area of 50, 000 square meters.

3. Both parties agree to have the whole month of December, 2015 as an adjustment and buffer period and the lease shall start on January 1, 2016. The lease period will be one year.

4. During the lease period, Party A shall not interfere with Party B’s related production.

5. Party B shall not conduct any other operating activities inconsistent with coking gasification production. The related management team and worker/staff will be arranged by Party B.

6. Party A shall collect a rent of 50,000 Yuan monthly.

7. Either party could file a lawsuit to the local court where this agreement is entered regarding any disputes resulting from this agreement.

8. The Agreement is in quadruplicate with each party holding two copies. It takes effect after both parties sign and put seals on it.

Entry date: November 25, 2016.